Exhibit 10.2

SRC/PDC MERGER

PERFORMANCE SHARE AGREEMENT

This SRC/PDC Merger Performance Share Agreement (hereinafter referred to as this "Agreement") dated January 13, 2020 is by and between SRC Energy Inc., a Colorado corporation (hereinafter referred to as the "Company") and Lynn A. Peterson (hereinafter referred to as "Executive").

Article 1

MERGER; PURPOSE OF AGREEMENT

1.1           Merger. The Company and PDC Energy, Inc. (“PDC”) have entered into that certain Agreement and Plan of Merger, dated as of August 25, 2019 (the “Merger Agreement”), pursuant to which the Company will merge with and into PDC, with PDC being the surviving company (the “Merger”). Pursuant to the Merger Agreement, the Company is to make a performance share award to Executive under the Company's 2015 Equity Incentive Plan, as amended (hereinafter referred to as the "Plan"), and the Plan and the award set forth in this Agreement will be assumed by PDC upon consummation of the Merger.

1.2           Grant. In furtherance of same, and subject to the Plan and the additional terms and conditions herein set forth, the Company and Executive hereby enter into this Agreement pursuant to which the Executive may earn performance shares (the “Performance Shares”). Each Performance Share will initially represent the value of one share of $0.001 par value common stock of the Company, and upon consummation of the Merger each Performance Share will be adjusted to represent the value of a number of shares of $0.01 par value common stock of PDC (the “PDC Shares”) based on the “Exchange Ratio” set forth in the Merger Agreement, as set forth in Section 2.2, below. Upon the achievement of pre-determined objectives for the specified performance period set forth below (hereinafter referred to as the "Performance Period"), PDC will distribute to the Executive a number of PDC Shares equal to the number of Performance Shares earned by the Executive for the Performance Period, or a cash payment equal to the Fair Market Value of such number of PDC Shares.

1.3           Merger not Consummated. In the event the Merger Agreement is terminated for any reason without consummation of the Merger, this Agreement shall terminate immediately, and Executive shall have no further rights hereunder.

1.4           Administrator Authority. The Plan is administered by the Administrator. Under the Plan, the Administrator has, among its other powers, the authority to determine the final payout under this Agreement. Notwithstanding the foregoing, for avoidance of doubt, the Performance Metrics (defined below) under this Agreement are intended to be the same as, and will be administered the same as, the performance metrics applicable to the performance share awards granted by PDC to its executive officers on February 20, 2019.

Article 2

PERFORMANCE CONDITIONS

2.1           Performance Period. Pursuant to this Agreement, the Performance Period will be the three-year period beginning January 1, 2019 and ending on December 31, 2021, subject to Section 2.10(b).

2.2           Performance Award. Executive has a pre-Merger target of 423,453 Performance Shares, which pre-Merger target shall be adjusted upon consummation of the Merger in accordance with the Merger Agreement so that the award applies to PDC Shares, with the result being that Executive will have a post-Merger target of 66,906 Performance Shares (with each Performance Share applying post-Merger to PDC Shares). The target number of Performance Shares, as adjusted to apply to PDC Shares following the Merger, is hereinafter referred to as the "Target Award." The range of Performance Shares which may be earned by the Executive is 0% to 200% of the Target Award.

2.3           Performance Metric. Except as otherwise provided in this Agreement, Awards of Performance Shares will be paid out to the Executive, if at all, following the close of the Performance Period based generally upon Total Shareholder Return ("TSR") of PDC relative to TSR for the Peer Companies (defined below) for such Performance Period (the "Performance Metric").

2.4          Total Shareholder Return (TSR). For purposes of the Performance Metric, except as otherwise provided in this Agreement, TSR for a company, including PDC, will be a percentage equal to (x) the “Performance Period Value Change” (as defined below) divided by (y) the “Beginning Value” (as defined below).

(a)           “Performance Period Value Change” shall mean:

(i)            Average Share Price for the last twenty (20) business days of the Performance Period,

minus

(ii)           Beginning Value,

plus

(iii)          Dividends (cash or stock based on ex-dividend date) paid per share of company common stock over the Performance Period.

(b)           “Beginning Value” shall mean the Average Share Price for the twenty (20) business days preceding the beginning of the Performance Period.

2.5           Average Share Price. For purposes of determining the TSR used in the Performance Metric, the "Average Share Price" means the average daily closing price of the shares on the NASDAQ Global Select Market (or if the company is not listed on the NASDAQ Global Select Market, then on the principal securities exchange on which such shares are tracked) as published by a reputable source over the relevant measuring period.

2.6           Peer Companies. For purposes of the Performance Metric for the relevant Performance Period, "Peer Companies" means the companies listed on Schedule A. In the event a Peer Company ceases to be publicly traded at any point during the Performance Period, the Administrator shall have full discretion to take any action it deems necessary or advisable in its sole and absolute discretion in order to preserve the integrity of the Performance Metric and the incentive intended by this Agreement, including, but not limited to, determining whether the Peer Company will be replaced with a new Peer Company, dropping such Peer Company from the list of Peer Companies and calculating the Performance Metric without designating a replacement, treating the Peer Company as being ranked in last place on the TSR list for the Performance Period (e.g. for bankrupt or other delisted companies), or determining an alternate method of calculating TSR for such Peer Company (e.g. by calculating TSR through the date of acquisition of such Peer Company, and then assuming TSR for the remainder of the period is determined based on an index). The Administrator need not take the same action with respect to all Peer Companies that cease to be publicly traded during the Performance Period.

2.7           Award Determination.

(a)           General. At the end of the Performance Period, the Peer Companies and PDC shall be ranked together based on their TSR for the Performance Period with the highest TSR being number 1 and the lowest TSR being the number of Peer Companies, including PDC, remaining in the group at the end of the Performance Period. Based on PDC’s relative TSR rank among the Peer Companies for the Performance Period, Executive will have earned Performance Shares as determined by PDC’s rank as follows:

•	If PDC is ranked at or above the 90th percentile of the Peer Companies, including PDC, 200% of the Target Award

•	If PDC is ranked at the 50th percentile or median of the Peer Companies, including PDC, 100% of the Target Award

•	If PDC is ranked at the 25th percentile of the Peer Companies, including PDC, 50% of the Target Award

•	If PDC is ranked below the 25th percentile of the Peer Companies, including PDC, no award will be paid

If PDC is ranked between any of these payout levels, the percentage multiple of the Target Award will be interpolated based on the actual percentile ranking of PDC (rounded to the nearest whole percentile) in relation to the payout levels.

(b)          Cap if TSR is Negative. Notwithstanding Section 2.7(a), if PDC’s overall TSR is negative for the Performance Period, then the number of Performance Shares earned will be the lesser of (i) one hundred percent (100%) of the Target Award, or (ii) the number of Performance Shares determined in accordance with Section 2.7(a) based on PDC’s relative TSR rank during the Performance Period.

(c)           Floor if TSR Meets Minimum Level. Notwithstanding Section 2.7(a), if PDC’s TSR over the Performance Period is at least 52.0875% (i.e. 15% annualized), then the number of Performance Shares earned will be the greater of (i) 50% of the Target Award, or (ii) the number of Performance Shares determined in accordance with Section 2.7(a) based on PDC’s relative TSR rank during the Performance Period.

2.8          Termination of Continuous Employment Prior to End of Performance Period.

(a)           General. If Executive’s continuous employment terminates for any reason other than for “Cause” (as defined in the Executive’s employment agreement or severance compensation agreement with the Company, as applicable), then the Target Award and the right to earn Performance Shares hereunder shall remain outstanding and unaffected by such termination of continuous employment. At the end of the Performance Period, the Company shall determine the number of Performance Shares earned based on achievement of the Performance Metric (without proration) and shall make payment to Executive pursuant to Section 2.9, below, or if earlier, pursuant to Section 2.10(b) below. The Administrator shall determine in its reasonable discretion whether and when Executive’s continuous employment with the Company or a Subsidiary (PDC and its Subsidiaries, post-Merger) has ended (including as a result of any leave of absence).

(b)          Termination for Cause. If Executive’s continuous employment is terminated for Cause, then Executive shall immediately forfeit any and all rights under this Agreement and shall not be entitled to receive any PDC Shares or any other payment hereunder.

2.9           Payment of Performance Shares.

(a)           Determination of Results. Performance Shares earned for the Performance Period will be paid to the Executive only following the Administrator's formal review and certification of the actual TSR performance results for the Performance Period, which formal review and certification shall occur in time for payout to occur at the times set forth below.

(b)          Timing. Performance Shares payable to Executive pursuant to Section 2.3 or, except as otherwise provided for in Section 2.10(b) below, Section 2.8(a), will be paid in a lump sum to the Executive between January 1, 2022 and March 15, 2022.

(c)           Form of Settlement. Payment in respect of earned Performance Shares pursuant to this Section 2.9 shall be made by distributing a number of PDC Shares equal to the number of Performance Shares earned, or through payment of cash equal to the Fair Market Value of such number of PDC Shares determined as of the last day of the Performance Period, or any combination thereof, as determined by the Administrator in its sole discretion.

2.10         Change in Control.

(a)           Merger not a Change in Control. The Merger shall not be deemed to be a Change in Control under the Plan and shall not affect in any way the earning, vesting, or payout of the Performance Shares.

(b)          PDC Change in Control. In the event of a “PDC Change in Control” (which shall mean a “Change in Control” as defined in the PDC Energy, Inc. 2018 Equity Incentive Plan, as may be amended from time to time, that also qualifies as a “change in control event” pursuant to Treasury Regulation 1.409A-3(i)(5)) prior to the end of the Performance Period, the Performance Period shall be deemed to have ended on the date of the PDC Change in Control, and the Administrator shall determine the number of Performance Shares to which Executive is entitled based on actual results through the date of the PDC Change in Control, with the Performance Metric calculated by reference to the Average Share Price for the twenty (20) business days prior to the PDC Change in Control (the number of Performance Shares determined pursuant to the foregoing being the “CIC Calculated Shares”). The CIC Calculated Shares shall be paid within seventy-four (74) days following the date of the PDC Change in Control, by distributing to the Executive a number of PDC Shares equal to the number of CIC Calculated Shares, or through payment of cash equal to the Fair Market Value of the CIC Calculated Shares determined as of the date of the PDC Change in Control, or any combination thereof, as determined by the Administrator in its sole discretion. Notwithstanding anything herein to the contrary, in the event the PDC Shares cease to be outstanding or publicly traded as a result of a PDC Change in Control, the Administrator shall make such adjustments as it deems necessary or appropriate in its sole and absolute discretion in order to preserve the incentive intended under this Agreement, including, but not limited to, providing that payments of the CIC Calculated Shares shall be made solely in cash or property (or any combination thereof) and that such payout shall be determined by reference to any of the following: (i) the Fair Market Value of PDC Shares as of the date of the consummation of the PDC Change in Control, (ii) the consideration received in the PDC Change in Control, (iii) securities of the acquirer or any parent or affiliate thereof, or (iv) such other metric as the Administrator may determine in its discretion.

2.11        Tax Withholding. Executive shall make arrangements with PDC to satisfy all applicable income and employment tax withholdings that may result from the issuance of PDC Shares or the payment of cash hereunder, which withholdings may, if payment under Section 2.9 or 2.10 is made all or in part through the issuance of PDC Shares, be satisfied (at the election of Executive made prior to the payment date): (i) by Executive paying to PDC directly in cash the amount of such withholdings, (ii) by having PDC withhold from PDC Shares paid to Executive a number of PDC Shares necessary to satisfy such tax withholding obligations, or (iii) by a combination of the foregoing methods; provided, however, that in the absence of an affirmative election by Executive prior to the payment date, PDC shall satisfy such tax obligations pursuant to subsection (ii), above. In addition, to the extent provided by the Plan, the Executive may elect to have PDC perform additional voluntary tax withholding through the withholding of PDC Shares up to the maximum statutory tax rates in the Executive’s applicable jurisdictions.

2.12         Dividend Equivalents. Executive shall be entitled to a cash payment with respect to each Performance Share earned and payable under this Agreement in an amount equal to the ordinary cash dividends that would have been payable to Executive had Executive been the owner of an actual PDC Share of stock (as opposed to a Performance Share) from the first day of the Performance Period through the date the Performance Share is paid. Such cash payment shall be made in a single lump sum on the date on which payment is made in respect of the related Performance Share.

2.13         Stockholder Rights. An Executive will not have any voting or other stockholder rights with respect to any Performance Shares. Executive shall have full stockholder rights with respect to any PDC Shares issued as payment for Performance Shares.

2.14         Fractional Shares. PDC will not be required to issue any fractional PDC Shares pursuant to this Agreement. The Administrator may provide for the elimination of fractions or for the settlement of fractions in cash.

Article 3

GENERAL

3.1           Capitalized Terms. All capitalized terms shall have the meaning ascribed to them under this Agreement or, if not otherwise defined in this Agreement, then such capitalized terms will have the meaning ascribed to them under the Plan.

3.2           Construction. The provisions of this Agreement will be construed in a manner consistent with the Plan. In the event of any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan will control.

3.3           Compliance with Section 409A of the Internal Revenue Code. Notwithstanding anything herein to the contrary, this Agreement, the Performance Shares and all payments made hereunder are intended to comply with or be exempt from the requirements and provisions of Section 409A of the Code and the regulations promulgated thereunder and shall be construed and interpreted in a manner consistent with such intent. Notwithstanding the foregoing, the Company does not guarantee that any payment under this Agreement complies with or is exempt from Section 409A of the Code and the regulations promulgated thereunder, and neither the Company, its Subsidiaries or affiliates, nor their respective executives, members, partners, directors, officer, or affiliates shall have any liability with respect to any failure of any payments or benefits under this Agreement to comply with or be exempt from Section 409A of the Code and the regulations promulgated thereunder. Notwithstanding anything in this Agreement to the contrary, if any provision of this Agreement would result in the imposition of taxes under Section 409A of the Code and the regulations promulgated thereunder, that provision may be reformed unilaterally by the Administrator, to the extent permissible under Section 409A of the Code and the regulations promulgated thereunder, to avoid the imposition of the additional tax, and no such action shall be deemed to adversely affect Executive’s rights with respect to the Performance Shares granted hereunder; provided, however that the Administrator has no affirmative obligation to make any such reformation. In no event may Executive, directly or indirectly, designate the calendar year of any payment made under this Agreement which constitutes a “deferral of compensation” within the meaning of Section 409A of the Code and the regulations promulgated thereunder. Executive is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of Executive in connection with the Performance Shares granted hereunder (including any taxes or penalties under Section 409A of the Code).

3.4           Consent Relating to Personal Data. Executive voluntarily acknowledges and consents to the collection, use, processing and transfer of personal data as described in this Section even though Executive is not obliged to consent to such collection, use, processing and transfer of personal data. The Company and its subsidiaries (PDC and its subsidiaries, post-Merger) hold, for the purpose of managing and administering the Plan, certain personal information about Executive, including Executive’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares or directorships held in the Company (or PDC, post-Merger), details of all equity awards or any other entitlement to shares awarded, canceled, purchased, vested, unvested or outstanding in Executive’s favor (“Data”). The Company and/or its subsidiaries (PDC and its subsidiaries, post-Merger) will transfer Data among themselves as necessary for the purpose of implementation, administration and management of Executive’s participation in the Plan and the Company and/or any of its subsidiaries (PDC and its subsidiaries, post-Merger) may each further transfer Data to any third parties assisting in the implementation, administration and management of the Plan. These recipients may be located throughout the world, including the United States. Executive authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Executive’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of PDC Shares on Executive’s behalf to a broker or other third party with whom Executive may elect to deposit any PDC Shares acquired pursuant to the Plan. Executive may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Company (or PDC, post-Merger).

3.5           Other Employee Benefits. Except as specifically provided otherwise in any relevant employee benefit plan, program, or arrangement, any amounts payable hereunder are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

3.6           Electronic Delivery. EXECUTIVE HEREBY CONSENTS TO ELECTRONIC DELIVERY OF THE PLAN, AND ANY DISCLOSURE OR OTHER DOCUMENTS RELATED TO THE PLAN, INCLUDING FUTURE GRANT DOCUMENTS (COLLECTIVELY, THE “PLAN DOCUMENTS”). THE COMPANY (OR PDC, POST-MERGER) WILL DELIVER THE PLAN DOCUMENTS ELECTRONICALLY TO EXECUTIVE BY E-MAIL, BY POSTING SUCH DOCUMENTS ON ITS INTRANET WEBSITE OR BY ANOTHER MODE OF ELECTRONIC DELIVERY AS DETERMINED BY THE COMPANY (OR PDC, POST-MERGER) IN ITS SOLE DISCRETION. EXECUTIVE ACKNOWLEDGES THAT HE OR SHE IS ABLE TO ACCESS, VIEW AND RETAIN AN E-MAIL ANNOUNCEMENT INFORMING EXECUTIVE THAT THE PLAN DOCUMENTS ARE AVAILABLE IN EITHER HTML, PDF OR SUCH OTHER FORMAT AS THE COMPANY (OR PDC, POST-MERGER) DETERMINES IN ITS SOLE DISCRETION.

3.7           Notices. Any notice required or permitted to be given hereunder shall be in writing and shall be given by hand delivery, by e-mail, by facsimile, or by first class registered or certified mail, postage prepaid, addressed, if to the Company (or PDC, post-Merger), to its Corporate Secretary, and if to Executive, to Executive’s address now on file with the Company (or with PDC, post-Merger), or to such other address as either may designate in writing. Any notice shall be deemed to be duly given as of the date delivered in the case of personal delivery, e-mail, or facsimile, or as of the second day after enclosed in a properly sealed envelope and deposited, postage prepaid, in a United States post office, in the case of mailed notice.

3.8           Amendment. This Agreement may be amended by the Administrator at any time without Executive’s consent if such amendment does not reduce the benefits to which Executive was entitled. In all other cases, this Agreement may not be amended or otherwise modified unless evidenced in writing and signed by the Company (or PDC, post-Merger) and Executive.

3.9           Construction; Severability. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereof, and each other provision hereof shall be severable and enforceable to the extent permitted by law.

3.10         Waiver. Any provision contained in this Agreement may be waived, either generally or in any particular instance, by the Administrator appointed under the Plan, but only to the extent permitted under the Plan.

3.11         Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company (and to PDC, post-Merger) and to Executive and their respective heirs, executors, administrators, legal representatives, successors and assigns.

3.12         Rights to Employment. Nothing contained in this Agreement shall be construed as giving Executive any right to be retained in the employ of the Company (or PDC, post-Merger) and this Agreement is limited solely to governing the parties’ rights and obligations with respect to the Performance Shares.

3.13         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to the choice of law principles thereof.

3.14         PDC Policies to Apply. The sale of any PDC Shares received as payment hereunder is subject to PDC’s policies regulating securities trading by employees, all relevant federal and state securities laws and the listing requirements of any stock exchange on which the shares of the PDC’s common stock are then traded. In addition, Executive’s participation in the Plan and receipt of remuneration as a result of the Performance Shares is subject in all respects to any relevant compensation clawback policies that may be in effect from time to time.

3.15         Non-Compete. As consideration for the Performance Share award granted hereunder, the Executive hereby acknowledges and agrees that Executive shall not, either during the term of Executive’s employment by the Company (or PDC, post-Merger) or for a period of two (2) year thereafter, engage in any Competitive Business (as defined below) within any county or parish in which the Company or an affiliate owns an interest (whether by ownership, leasehold or otherwise) in any oil or natural gas properties or other properties utilized by the Company in the operation of its business, or in any oil and gas property that is adjacent to or overlapping with any such county or parish, in each case determined as of the closing of the Merger; provided, however, that the ownership of less than five percent (5%) of the outstanding capital stock of a corporation whose shares are traded on a national securities exchange or on the over-the-counter market shall not be deemed engaging in a Competitive Business. “Competitive Business” shall mean the acquisition, development or production of crude oil and/or natural gas, or any other business activities that are the same as or similar to the Company’s or an affiliate’s business operations as their business exists as of the closing of the Merger.

IN WITNESS WHEREOF, the Company and Executive hereby execute this Agreement to be effective as of the day and year first above written.

SRC ENERGY INC.

By:	/s/ James P. Henderson
James P. Henderson, Chief Financial Officer

Date: January 13, 2020

EXECUTIVE

/s/ Lynn A. Peterson
Lynn A. Peterson

Date:	January 13, 2020

SCHEDULE A

PEER COMPANIES

The following 14 companies compromise the Peer Companies for the 2019 – 2021 Performance Period:

•	Callon Petroleum Company (CPE)
•	Carrizo Oil & Gas Inc. (CRZO)
•	Centennial Resource Development Inc. (CDEV)
•	Cimarex Energy Co. (XEC)
•	Extraction Oil and Gas, Inc. (XOG)
•	Jagged Peak Energy Inc. (JAG)
•	Laredo Petroleum Holdings, Inc. (LPI)
•	Matador Resources Company (MTDR)
•	Oasis Petroleum Inc. (OAS)
•	Parsley Energy, Inc. (PE)
•	QEP Resources, Inc. (QEP)
•	SM Energy Company (SM)
•	SRC Energy Inc. (SRCI)
•	WPX Energy, Inc. (WPX)